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EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND                                            Sprint Corporation
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                             Quarters Ended                   Year-to-Date
                                                              September 30,                  September 30,
                                                     ---------------------------------------------------------------
                                                           2001            2000            2001            2000
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                                                                               (millions)
Earnings
   Income (Loss) from continuing
     operations before income taxes                  $      (79)     $       35      $       (57)    $      (130)
   Capitalized interest                                     (48)            (47)            (136)           (130)
   Equity in net losses of less
     than 50% owned entities                                 55             121              144             197
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Subtotal                                                    (72)            109              (49)            (63)
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Fixed charges
   Interest charges                                         338             280            1,043            847
   Interest factor of operating rents                       115              83              292            242
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Total fixed charges                                         453             363            1,335          1,089
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Earnings, as adjusted                                $      381      $      472      $     1,286     $    1,026
                                                     ---------------------------------------------------------------

Ratio of earnings to fixed charges                            -(1)         1.30                -(2)           -(3)
                                                     ---------------------------------------------------------------

Total fixed charges                                  $      453      $      363      $     1,335     $    1,089
Pre-tax cost of preferred stock dividends                     2               5                8              9
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Total fixed charges and preferred
   stock dividends                                   $      455      $      368      $     1,343     $    1,098
                                                     ---------------------------------------------------------------

Ratio of earnings to combined fixed
   charges and preferred stock dividends                      -(1)         1.28                -(2)           -(3)
                                                     ---------------------------------------------------------------

(1) Earnings, as adjusted, were inadequate to cover fixed charges by $72 million and combined fixed charges and preferred stock dividends by $74 million in the quarter ended September 30, 2001. Earnings, as adjusted, includes a nonrecurring write-down of an investment of $157 million, a loss on the sale of an investment of $25 million and a gain from the amendment of certain retirement plan benefits of $120 million. Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $10 million and inadequate to cover combined fixed charges and preferred stock dividends by $12 million.

(2) Earnings, as adjusted, were inadequate to cover fixed charges by $49 million and combined fixed charges and preferred stock dividends by $57 million in the year-to-date period ended September 30, 2001. Earnings, as adjusted, includes nonrecurring gains in the first quarter of 2001 of $14 million from investment activities. Earnings, as adjusted, includes nonrecurring items in the third quarter of 2001 of a write-down of an investment of $157 million, a loss on the sale of an investment of $25 million and a gain from the amendment of certain retirement plan benefits of $120 million. Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $1 million and inadequate to cover combined fixed charges and preferred stock dividends by $9 million.

(3) Earnings, as adjusted, were inadequate to cover fixed charges by $63 million and combined fixed charges and preferred stock dividends by $72 million in the year-to-date period ended September 30, 2000. Earnings, as adjusted, includes nonrecurring items in the first quarter of 2000 of a net gain from investment activities of $26 million and a nonrecurring gain of $28 million on the sale of network infrastructure and the right to manage customers to a PCS affiliate. Earnings, as adjusted, includes nonrecurring items in the second quarter of 2000 of $187 million for costs associated with the proposed WorldCom merger, which was terminated, and a gain on the sale of an independent directory publishing operation of $45 million. Excluding these items, the ratio of earnings to fixed charges would have been 1.02 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.01.


Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income (loss) from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents. The ratios of earnings to fixed charges and preferred stock dividends were computed by dividing the sum of fixed charges and the pre-tax costs of preferred stock dividends into the sum of earnings (after certain adjustments) and fixed charges.
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